Exhibit 99.02

Traffic Surges To All Time Record Of 240,000 Visitors In One Day On Pazoo.com

Whippany, N.J., October 30, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that traffic surged passed the previous high of 203,000 visitors in one day (previously recorded May of 2014) to 239,786 on October 27, 2014, as reported by Google Analytics.

This represents approximately a 20% increase over the previous highest visitor day. Of major significance is the traffic has remained at relatively high levels over the past few weeks.  Over the past month our traffic has showed consistent increases. During the past two months our visitor traffic is not only trending higher but has been accelerating week by week showing that these high traffic numbers should be maintained and even possibly surpassed during this holiday season. Obviously this is having a profound effect on daily ad revenue and should lead to the 4th quarter surpassing revenue for the first three quarters of this year combined.

Over the summer Pazoo made wide ranging changes to the website platforms and technologies.  While these improvements were being made, overall traffic dropped to 20,000 visitors or less over the summer months. Furthermore, Pazoo partnered with new search engine optimization and social media firms to further enhance its outreach.  This has allowed Pazoo to better deliver the health and wellness content that pazoo.com provides to more and more individuals throughout the world. These collective improvements obviously are contributing factors for the dramatic jump in traffic to the website, coupled with the oncoming holiday season.

Pazoo CEO David Cunic stated, “We are extremely excited that all the actions we took as a team over the past four months or so to improve the technology, platform and social media teams is having such a profound effect on visitor traffic and experience on www.pazoo.com. We knew that this was going to be a very strong holiday season and we made sure we were ready for it.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: October 30, 2014